Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
May 2, 2019

CON EDISON REPORTS 2019 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported first quarter net income for common stock of $424 million or $1.31 a share compared with $428 million or $1.38 a share in 2018. Adjusted earnings were $448 million or $1.39 a share in 2019 compared with $428 million or $1.38 a share in 2018. Adjusted earnings in the 2019 period exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments in certain renewable electric production projects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses). Adjusted earnings also exclude the Clean Energy Businesses’ net mark-to-market effects.

“We performed well in the first quarter this year, meeting our operational and financial expectations,” said John McAvoy, chairman and CEO of Con Edison. “As energy policies continue to evolve, we remain focused on delivering reliable energy for all of our customers, and continue to invest in renewables and new technologies that will play a greater role in the years to come. Our smart meter installations are on schedule, and our innovative Smart Solutions program providing alternative heating and cooking solutions is also underway.”

For the year of 2019, the company confirms its previous forecast of adjusted earnings in the range of $4.25 to $4.45 a share. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $(0.20) a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end.

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2019 and 2018. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2019 compared to the 2018 period.

The company's First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2019 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

-more-

CON EDISON REPORTS 2019 FIRST QUARTER EARNINGS	page 2

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time.
Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update forward-looking statements.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income for common stock, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income for common stock certain items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company's expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $55 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

# # #

Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2019	2018	2019	2018
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$1.31	$1.38	$424	$428

HLBV effects of the Clean Energy Businesses (pre-tax)	0.07	—	21	—
Income taxes (a)	(0.02)	—	(5)	—
HLBV effects of the Clean Energy Businesses (net of tax)	0.05	—	16	—
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	0.04	—	11	—
Income taxes (b)	(0.01)	—	(3)	—
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	0.03	—	8	—

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$1.39	$1.38	$448	$428

(a)	The amount of income taxes was calculated using a combined federal and state income tax rate of 24% for the three months ended March 31, 2019.

(b)	The amount of income taxes was calculated using a combined federal and state income tax rate of 27% for the three months ended March 31, 2019.

			Attachment B
Variation for the Three Months Ended March 31, 2019 vs. 2018
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.25	$78
Reflects higher electric and gas net base revenues of $0.14 a share and $0.10 a share, respectively, and growth in the number of gas customers of $0.01 a share, due primarily to electric and gas base rates increases in January 2019 under the company's rate plans.

Weather impact on steam revenues	(0.02)	(5)	Steam revenues were $(0.01) a share lower in the 2019 period due to the estimated impact of warmer than normal winter weather.
Operations and maintenance expenses	(0.07)	(21)	Reflects higher cost for stock-based compensation of $(0.04) a share and pension and other postretirement benefits of $(0.04) a share, offset, in part, by lower storm-related costs of $0.02 a share.
Depreciation, property taxes and other tax matters	(0.14)	(44)	Reflects higher property taxes of $(0.07) a share and higher depreciation and amortization expense of $(0.06) a share, and lower New York State sales and use tax refunds of $(0.02) a share.
Other	—	15
Reflects primarily lower costs associated with components of pension and other postretirement benefits other than service cost of $0.05 a share, offset by the dilutive effect of Con Edison's stock issuances of $(0.05) a share.

Total CECONY	0.02	23
O&R (a)
Changes in rate plans	—	2	Reflects primarily electric base rate increase, offset, in part, by gas base rate decrease under the company's new rate plans, effective January 1, 2019.
Operations and maintenance expenses	0.03	7	Reflects primarily lower storm-related costs of $0.02 a share and lower pension costs of $0.01 a share.
Depreciation, property taxes and other tax matters	—	(1)
Other	—	1
Total O&R	0.03	9
Clean Energy Businesses
Operating revenues less energy costs	(0.05)	(16)
Reflects primarily lower engineering, procurement and construction services revenues of $(0.21) a share, offset, in part, by higher renewable electric production projects revenues of $0.15 a share and higher wholesale revenues of $0.02 a share.

Operations and maintenance expenses	0.15	47	Reflects primarily lower engineering, procurement and construction costs.
Depreciation and amortization	(0.09)	(30)	Reflects an increase in renewable electric production projects due to the December 2018 acquisition of Sempra Solar Holdings, LLC.
Net interest expense	(0.08)	(24)	Reflects primarily an increase in debt due to the December 2018 acquisition of Sempra Solar Holdings, LLC.
HLBV effects	(0.05)	(16)
Other	(0.02)	(2)
Total Clean Energy Businesses	(0.14)	(41)
Con Edison Transmission	0.01	2	Reflects income from equity investments.
Other, including parent company expenses	0.01	3	Reflects lower state income taxes.
Total Reported (GAAP basis)	$(0.07)	$(4)
HLBV effects of the Clean Energy Businesses	0.05	16
Net mark-to-market effects of the Clean Energy Businesses	0.03	8
Total Adjusted (non-GAAP basis)	$0.01	$20

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.